EXHIBIT 10.3.f
EMPLOYMENT AGREEMENT
     AGREEMENT made as of this18th day of September, 2008, by and among Cedar Shopping Centers, Inc., a Maryland corporation (the “Corporation”), Cedar Shopping Centers Partnership, L.P., a Delaware limited partnership (the “Partnership”), and Frank C. Ullman (the “Executive”).
     1. Position and Responsibilities.
          1.1 The Executive shall serve in an executive capacity as Vice President of both the Corporation and the Partnership with duties consistent therewith and shall perform such other functions and undertake such other responsibilities as are customarily associated with such capacity. The Executive shall also hold such directorships and officerships in the Corporation, the Partnership and any of their subsidiaries to which, from time to time, the Executive may be elected or appointed during the term of this Agreement.
          1.2 The Executive shall devote Executive’s full business time and skill to the business and affairs of the Corporation and the Partnership and to the promotion of their interests.
     2. Term of Employment.
          2.1 The term of employment shall be one year, commencing with the date hereof, unless sooner terminated as provided in this Agreement.
          2.2 Notwithstanding the provisions of Section 2.1 hereof, each of the Corporation and the Partnership shall have the right, on written notice to the Executive, to terminate the Executive’s employment for Cause (as defined in Section 2.3), such termination to be effective as of the date on which notice is given or as of such later date otherwise specified in the notice and, upon such termination of employment for Cause, Executive shall not be entitled to receive any additional compensation hereunder. The Executive shall have the right, on written notice to the Corporation and the Partnership, to terminate the Executive’s employment for Good Reason (as defined in Section 2.4), such termination to be effective as of the date on which notice is given or as of such later date otherwise specified in the notice; provided, however, the Executive’s right to terminate Executive’s employment shall lapse 60 days after the occurrence of any of the events specified in clauses (iii) or (iv) of the definition of Good Reason.
          2.3 For purposes of this Agreement, the term “Cause” shall mean any of the following actions by the Executive: (a) failure to comply with any of the material terms of this Agreement, which shall not be cured within 10 days after written notice, or if the same is not of a nature that it can be completely cured within such 10 day period, if Executive shall have failed to commence to cure the same within such 10 day period and shall have failed to pursue the cure of the same diligently thereafter; (b) engagement in gross misconduct injurious to the business or reputation of the Corporation or the Partnership; (c) knowing and willful neglect or refusal to attend to the material duties assigned to the Executive by the Board of Directors of the Corporation, which shall not be cured within 10 days after written notice; (d) intentional misappropriation of property of the Corporation or the Partnership to the Executive’s own use; (e) the commission by the Executive of an act of fraud or embezzlement; (f) Executive’s conviction for a felony; (g) Executive’s engaging in any activity which is prohibited pursuant to Section 5 of this Agreement, which shall not be cured within 10 days after written notice.
          2.4 For purposes of this Agreement, the term “Good Reason” shall mean any of the following: (i) a material breach of this Agreement by the Corporation or the Partnership which shall not be cured within 10 days after written notice; (ii) a material reduction in the

Executive’s duties or responsibilities; (iii) the relocation of the Executive’s office or the Corporation’s or Partnership’s executive offices to a location more than 30 miles from New York City; or (iv) a “Change in Control”, as defined below. As used herein, a “Change in Control” shall be deemed to occur if: (i) there shall be consummated (x) any consolidation or merger of the Corporation or the Partnership in which the Corporation or the Partnership is not the continuing or surviving corporation or pursuant to which the stock of the Corporation or the units of the Partnership would be converted into cash, securities or other property, other than a merger or consolidation of the Corporation or Partnership in which the holders of the Corporation’s stock immediately prior to the merger or consolidation hold more than fifty percent (50%) of the stock or other forms of equity of the surviving corporation immediately after the merger, or (y) any sale, lease, exchange or other transfer (in one transaction or series of related transactions) of all, or substantially all, the assets of the Corporation or the Partnership; (ii) the Board approves any plan or proposal for liquidation or dissolution of the Corporation or the Partnership; or (iii) any person acquires more than 29% of the issued and outstanding common stock of the Corporation.
     3. Compensation.
          3.1 The Partnership shall pay to the Executive for the services to be rendered by the Executive hereunder to the Corporation and the Partnership a base salary at the rate of $185,000 per annum. The base salary shall be payable in accordance with the Corporation’s or Partnership’s normal payroll practices, but not less frequently than twice a month. Such base salary will be reviewed at least annually and may be increased (but not decreased) by the Board of Directors of the

Corporation in its sole discretion. The Board of Directors of the Corporation in its sole discretion may grant to the Executive a bonus to be paid by the Corporation or Partnership, at any time and from time to time.
          3.2 The Executive shall be entitled to participate in, and receive benefits from, on the basis comparable to other senior executives, any insurance, medical, disability, or other employee benefit plan of the Corporation, the Partnership or any of their subsidiaries which may be in effect at any time during the course of Executive’s employment by the Corporation and the Partnership and which shall be generally available to senior executives of the Corporation, the Partnership or any of their subsidiaries.
          3.3 The Partnership agrees to reimburse the Executive for all reasonable and necessary business expenses incurred by the Executive on behalf of the Corporation or the Partnership in the course of Executive’s duties hereunder upon the presentation by the Executive of appropriate vouchers therefor, including continuing legal education, professional licenses and organizations and conferences approved by the CEO.
          3.4 The Executive shall be entitled each year of this Agreement to paid vacation in accordance with the Corporation’s or Partnership’s policies but not less than 4 weeks plus personal and floating holidays (and a ratable number of sick days), which if not taken during such year will be forfeited (unless management requests postponement).
          3.5 In recognition of Executive’s need for an automobile for business purposes, the Corporation or the Partnership will reimburse the Executive for Executive’s use of an automobile, including lease payments, if any, and all related costs, including maintenance, gasoline and insurance; provided, however, that such amount shall not exceed $450.00 a month. Insurance, maintenance and gas for business use is additional.

          3.6 If, during the period of employment hereunder, because of illness or other incapacity, the Executive shall fail for a period of 90 consecutive days, or for shorter periods aggregating more than six months during the term of this Agreement, to render the services contemplated hereunder, then the Corporation or the Partnership, at either of their options, may terminate the term of employment hereunder by notice from the Corporation or the Partnership, as the case may be, to the Executive, effective on the giving of such notice. During any period of disability of Executive during the term hereof, the Corporation shall continue to pay to Executive the salary and bonus to which the Executive is entitled pursuant to Section 3.1 hereof.
          3.7 In the event of the death of the Executive during the term hereof, the employment hereunder shall terminate on the date of death of the Executive.
          3.8 Each of the Corporation and the Partnership shall have the right to obtain for their respective benefits an appropriate life insurance policy on the life of the Executive, naming the Corporation or the Partnership as the beneficiary. If requested by the Corporation or the Partnership, the Executive agrees to cooperate with the Corporation or the Partnership, as the case may be, in obtaining such policy.
     4. Severance Compensation Upon Termination of Employment.
          4.1 If the Executive’s employment with the Corporation or the Partnership shall be terminated (a) by the Corporation or Partnership other than for Cause or pursuant to Sections 3.6 or 3.7, or (b) by the Executive for Good Reason, then the Corporation and the Partnership shall:
          (i) pay to the Executive as severance pay, within five days after termination, a lump sum payment equal to 250% of the sum of the Executive’s annual salary at the rate applicable on the date of termination and the average of the Executive’s annual bonus for the preceding two full fiscal years;
          (ii) arrange to provide Executive, for a 12 month period (or such shorter period as Executive may elect), with disability, accident and health insurance substantially similar to those insurance benefits which Executive is receiving immediately prior to the earlier of a Change in Control, if any, or the date of termination to the extent obtainable upon reasonable terms; provided, however, if it is not so obtainable the Corporation shall pay to the Executive in cash the annual amount paid by the Corporation or the Partnership for such benefits during the previous year of the Executive’s employment. Benefits otherwise receivable by Executive pursuant to this Section 4.1(ii) shall be reduced to the extent comparable benefits are actually received by the Executive during such 12 month period following his termination (or such shorter period elected by the Executive), and any such benefits actually received by Executive shall be reported by the Executive to the Corporation; and
          (iii) any options granted to Executive to acquire common stock of the Corporation, any restricted shares of common stock issued to the Executive and any other awards granted to the Executive under any employee benefit plan that have not vested shall immediately vest on said termination.
          4.2 (a) The Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor, except to the extent provided in Section 4.1 above, shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by the

Executive as a result of employment by another employer or by insurance benefits after the date of termination, or otherwise.
               (b) The provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish the Executive’s existing rights, or rights which would accrue solely as a result of the passage of time, under any benefit plan of the Corporation or Partnership, or other contract, plan or arrangement.
          4.3 (a) Notwithstanding anything to the contrary in this Agreement, if it shall be determined (as hereafter provided) that any payment, benefit or distribution (or combination thereof) by the Corporation, any of its affiliates (including the Partnership), one or more trusts established by the Corporation for the benefit of its employees, or any other person or entity, to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, restricted stock award, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (or any successor provision thereto) by reason of being “contingent on a change in ownership or control” of the Corporation or an affiliate, within the meaning of Section 280G of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest and penalties, are hereafter collectively referred to as the “Excise Tax”), then the Corporation shall make an additional payment (the “Gross-Up Payment”) to the Executive such that, after payment of all Excise Taxes and any other taxes payable in respect of such Gross-Up Payment, the Executive shall retain the same amount as if no Excise Tax had been imposed. In addition, the Corporation shall reimburse the Executive for any and all costs and expenses (including attorneys’ fees) incurred by the Executive with respect to (i) the determination of the Excise Tax, any other taxes payable in respect of the Gross-Up Payment or the Gross-Up Payment, (ii) any disputes regarding the determination of the Excise Tax, any other taxes payable in respect of the Gross-Up Payment or the Gross-Up Payment, or (iii) the applicability of this Section 4.3.
               (b) Subject to the provisions of Section 4.3(a) hereof, all determinations required to be made under this Section 4.3, including whether an Excise Tax is payable by the Executive and the amount of such Excise Tax, shall be made by the nationally recognized firm of certified public accountants (the “Accounting Firm”) used by the Corporation prior to the change in control (or, if such Accounting Firm declines to serve, the Accounting Firm shall be a nationally recognized firm of certified public accountants selected by the Executive). The Accounting Firm shall be directed by the Corporation or the Executive to submit its preliminary determination and detailed supporting calculations to both the Corporation and the Executive within 15 calendar days after the receipt of notice from the Executive or the Corporation (which notice shall include data sufficient to perform the determination and supporting calculations) that there has been a Payment which is or might be subject to an Excise Tax, or any other time or times as may be requested by the Corporation or the Executive. If the Accounting Firm determines that any Excise Tax is payable by the Executive, the Corporation shall make the Gross-Up Payment. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall, at the same time as it makes such determination, furnish the Executive with an opinion from the Accounting Firm or from reputable legal counsel which is familiar with the Excise Tax provisions of the Code (which may but need not be regular or special counsel to the Corporation) that the Executive has substantial authority not to report any Excise Tax on his federal, state, local income or other tax return. Any determination by the Accounting Firm shall be binding upon the Corporation and the Executive absent a contrary determination by the Internal Revenue Service or a court of competent jurisdiction; provided, however, that no such determination shall eliminate or reduce the Corporation’s obligation to provide any Gross-Up Payment that shall be due as a result of such contrary determination. As a result of the uncertainty in the application of Section 4999 of the Code (or any successor provision thereto) and the possibility of similar uncertainty regarding state or local tax law at the time of any determination by the Accounting Firm hereunder, it is possible that the amount of the Gross-Up Payment determined by the Accounting Firm to be due to (or on behalf of) the Executive was lower than the amount actually due (the “Underpayment”). In the event that the Corporation exhausts its remedies pursuant to Section 4.3(d) below, and the Executive thereafter is required to make a payment or an additional payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred as promptly as possible and notify the Corporation and the Executive of such calculations, and of the amount any such Underpayment and the resulting additional Gross-Up Payment to the Executive within 15 calendar days after the Accounting Firm received notice of the Underpayment from the Corporation or the Executive. Any Gross-Up Payments due under this Section 4.3 shall be promptly paid by the Corporation, at its expense, to or for the benefit of the Executive (including any withholding payment made directly by the Corporation to the Internal Revenue Service or the U.S. Treasury with respect to the Executive’s Excise Tax liability) within five (5) business days after receipt of the determination and calculations from the Accounting Firm. All fees and expenses of the Accounting Firm shall be paid by the Corporation in connection with the calculations required by this Section 4.3.
               (c) The federal, state and local income or other tax returns filed by the Executive (or any filing made by a consolidated tax group which includes the Corporation) shall be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by the Executive. The Executive shall make proper payment of the amount of any Excise Tax, and at the request of the Corporation, provide to the Corporation true and correct copies (with any amendments) of the Executive’s federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Corporation, evidencing such payment.
               (d) The Executive shall notify the Corporation in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Corporation of any Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Executive is informed in writing of such claim and shall apprise the Corporation of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which he gives such notice to the Corporation (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Corporation notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall (i) provide to the Corporation any information which is in the Executive’s possession reasonably requested by the Corporation relating to such claim, (ii) take such action in connection with contesting such claim as the Corporation shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Corporation, (iii) cooperate with the Corporation in good faith in order to effectively contest such claim, and (iv) permit the Corporation to participate in any proceedings relating to such claim; provided, however, that the Corporation shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 4.3, the Corporation shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Corporation shall determine; provided, further, that if the Corporation directs the Executive to pay such claim and sue for a refund, the Corporation shall pay the amount of such payment to the Executive, and the Executive shall use such amount received to pay such claim, and the Corporation shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such payment or with respect to any imputed income with respect to such payment (including the applicable Gross-Up Payment); provided, further, that if the Executive is required to extend the statute of limitations to enable the Corporation to contest such claim, the Executive may limit this extension solely to such contested amount. The Corporation’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.
               (e) If, after the receipt by the Executive of an amount paid or advanced by the Corporation pursuant to this Section 4.3, the Executive becomes entitled to receive any refund with respect to a Gross-Up Payment, the Executive shall (subject to the Corporation’s complying with the requirements of Section 4.3(d)) promptly pay to the Corporation the amount of such refund received (together with any interest paid or credited thereon after taxes applicable thereto) (or, to the extent such payment would be deemed prohibited by applicable law, shall be treated as a prepayment by the Corporation of any amounts owed to the Executive). If, after the receipt by the Executive of an amount advanced by the Corporation pursuant to Section 4.3(d), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Corporation does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such payment made to the Executive thereunder shall offset, to the extent thereof, the amount of the Gross-Up Payment required to be paid.

     5. Other Activities During Employment.
          5.1 The Executive shall not during the term of this Agreement undertake or engage in any other employment, occupation or business enterprise. Subject to compliance with the provisions of this Agreement, the Executive may engage in reasonable activities with respect to personal investments of the Executive.
          5.2 During the term of this Agreement, without the prior approval of the Board of Directors, neither the Executive nor any entity in which he may be interested as a partner, trustee, director, officer, employee, shareholder, option holder, lender of money or guarantor, shall be engaged directly or indirectly in any real estate development, leasing, marketing or management activities other than through the Corporation and the Partnership, except for activities existing on the date of this Agreement which have been disclosed to the Corporation; provided, however, that the foregoing shall not be deemed to (a) prohibit the Executive from being on the Board of Directors of another entity, (b) prevent the Executive from investing in securities if such class of securities in which the investment is so made is listed on a national securities exchange or is issued by a company registered under Section 12(g) of the Securities Exchange Act of 1934, so long as such investment holdings do not, in the aggregate, constitute more than 1% of the voting stock of any company’s securities or (c) prohibit passive investments, subject to any limitations contained in subparagraph (b) above.
          5.3 The Executive shall not at any time during this Agreement or after the termination hereof directly or indirectly divulge, furnish, use, publish or make accessible to any person or entity any Confidential Information (as hereinafter defined), except pursuant to subpoena, court order or applicable law. Any records of Confidential Information prepared by the Executive or which come into Executive’s possession during this Agreement are and remain the property of the Corporation or the Partnership, as the case may be, and upon termination of Executive’s employment all such records and copies thereof shall be either left with or returned to the Corporation or the Partnership, as the case may be.
          5.4 The term “Confidential Information” shall mean information disclosed to the Executive or known, learned, created or observed by Executive as a consequence of or through employment by the Corporation and the Partnership, not generally known in the relevant trade or industry, about the Corporation’s or the Partnership’s business activities, services and processes, including but not limited to information concerning advertising, sales promotion, publicity, sales data, research, copy, leasing, other printed matter, artwork, photographs, reproductions, layout, finances, accounting, methods, processes, business plans, contractors, lessee and supplier lists and records, potential lessee and supplier lists, and contractor, lessee or supplier billing.
     6. Post-Employment Activities.
          6.1 During the term of employment hereunder, and for a period of one year after termination of employment, regardless of the reason for such termination other than by the Corporation or Partnership without Cause or by the Executive for Good Reason, the Executive shall not directly or indirectly become employed by, act as a consultant to, or otherwise render any services to any person, corporation, partnership or other entity which is engaged in, or about to become engaged in, the retail shopping center business or any other business which is competitive with the business of the Corporation, the Partnership or any of their subsidiaries nor shall Executive use Executive’s talents to make any such business competitive with the business of the Corporation, the Partnership or any of their subsidiaries. For the purpose of this

Section, a retail shopping center business or other business shall be deemed to be competitive if it involves the ownership, operation, leasing or management of any retail shopping centers which draw from the same related trade area, which is deemed to be within a radius of 10 miles from the location of (a) any then existing shopping centers of the Corporation, the Partnership or any of their subsidiaries or (b) any proposed centers for which the site is owned or under contract, is under construction or is actively being negotiated. The Executive shall be deemed to be directly or indirectly engaged in a business if Executive participates therein as a director, officer, stockholder, employee, agent, consultant, manager, salesman, partner or individual proprietor, or as an investor who has made advances or loans, contributions to capital or expenditures for the purchase of stock, or in any capacity or manner whatsoever; provided, however, that the foregoing shall not be deemed to prevent the Executive from investing in securities if such class of securities in which the investment is so made is listed on a national securities exchange or is issued by a company registered under Section 12(g) of the Securities Exchange Act of 1934, so long as such investment holdings do not, in the aggregate, constitute more than 1% of the voting stock of any company’s securities.
          6.2 The Executive acknowledges that Executive has been employed for Executive’s special talents and that Executive’s leaving the employ of the Corporation and the Partnership would seriously hamper the business of the Corporation and the Partnership. The Executive agrees that the Corporation and the Partnership shall each be entitled to injunctive relief, in addition to all remedies permitted by law, to enforce the provisions of Sections 5 and 6 hereof. The Executive further acknowledges that Executive’s training, experience and technical skills are of such breadth that they can be employed to advantage in other areas which are not competitive with the present business of the Corporation and the Partnership and consequently the foregoing obligation will not unreasonably impair Executive’s ability to engage in business activity after the termination of Executive’s present employment.
          6.3 The Executive will not, during the period of one year after termination of employment, regardless of the reason for such termination, hire or offer to hire or entice away or in any other manner persuade or attempt to persuade, either in Executive’s individual capacity or as agent for another, any of the Corporation’s, the Partnership’s or any of their subsidiaries’ officers, employees or agents to discontinue their relationship with the Corporation, the Partnership or any of their subsidiaries nor divert or attempt to divert from the Corporation, the Partnership or any of their subsidiaries any business whatsoever by influencing or attempting to influence any contractor, lessee or supplier of the Corporation, the Partnership or any of their subsidiaries.
     7. Assignment. This Agreement shall inure to the benefit of and be binding upon the Corporation, the Partnership and their successors and assigns, and upon the Executive and Executive’s heirs, executors, administrators and legal representatives. The Corporation and the Partnership will require any successor or assign to all or substantially all of their business or assets to assume and perform this Agreement in the same manner and to the same extent that the Corporation and the Partnership would be required to perform if no such succession or assignment had taken place. This Agreement shall not be assignable by the Executive.
     8. No Third Party Beneficiaries. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement, except as provided in Section 7 hereof.
     9. Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

     10. Interpretation. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been contained herein. If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.
     11. Notices. All notices under this Agreement shall be in writing and shall be deemed to have been given at the time when mailed by registered or certified mail, addressed to the address below stated of the party to which notice is given, or to such changed address as such party may have fixed by notice:

To the Corporation or the Partnership:

Cedar Shopping Centers, Inc. 44 South Bayles Avenue Port Washington, NY 11050 Attn: President

To the Executive:

Frank C. Ullman
provided, however, that any notice of change of address shall be effective only upon receipt.
     12. Waivers. If either party should waive any breach of any provision of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

     13. Complete Agreement; Amendments. The foregoing is the entire agreement of the parties with respect to the subject matter hereof and may not be amended, supplemented, cancelled or discharged except by written instrument executed by both parties hereto.
     14. Governing Law. This Agreement is to be governed by and construed in accordance with the laws of the State of New York without giving effect to principles of conflicts of law.
     15. Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all of the parties hereto, notwithstanding that all such parties are not signatories to the same counterpart.
     16. Arbitration. Mindful of the high cost of litigation, not only in dollars but time and energy as well, the parties intend to and do hereby establish a quick, final and binding out-of-court dispute resolution procedure to be followed in the unlikely event any controversy should arise out of or concerning the performance of this Agreement. Accordingly, the parties do hereby covenant and agree that any controversy, dispute or claim of whatever nature arising out of, in connection with or in relation to the interpretation, performance or breach of this Agreement, including any claim based on contract, tort or statute, shall be settled, at the request of any party to this Agreement, through arbitration by a dispute resolution process administered by JAMS or any other mutually agreed upon arbitration firm involving final and binding arbitration conducted at a location determined by the arbitrator in New York City administered by and in accordance with the then existing rules of practice and procedure of such arbitration firm and judgment upon any award rendered by the arbitrator may be entered by any state or federal court having jurisdiction thereof; provided, however, that the Corporation and the

Partnership shall be entitled to seek judicial relief to enforce the provisions of Sections 5 and 6 of this Agreement.
     17. Indemnification. During this Agreement and thereafter, the Corporation and the Partnership shall indemnify the Executive to the fullest extent permitted by law against any judgments, fine, amounts paid in settlement and reasonable expenses (including attorneys’ fees) in connection with any claim, action or proceeding (whether civil or criminal) against the Executive as a result of the Executive serving as an officer or director of the Corporation or the Partnership, in or with regard to any other entity, employee benefit plan or enterprise (other than arising out of the Executive’s act of willful misconduct, gross negligence, misappropriation of funds, fraud or breach of this Agreement). This indemnification shall be in addition to, and not in lieu of, any other indemnification the Executive shall be entitled to pursuant to the Corporation’s or Partnership’s Articles of Incorporation, By-Laws, Agreement of Limited Partnership or otherwise. Following the Executive’s termination of employment, the Corporation and the Partnership shall continue to cover the Executive under the then existing director’s and officer’s insurance, if any, for the period during which the Executive may be subject to potential liability for any claim, action or proceeding (whether civil or criminal) as a result of his service as an officer or director of the Corporation or the Partnership or in any capacity at the request of the Corporation or the Partnership, in or with regard to any other entity, employee benefit plan or enterprise on the same terms such coverage was provided during this Agreement, at the highest level then maintained for any then current or former officer or director.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Cedar Shopping Centers, Inc.
By:	/s/ LEO S. ULLMAN
Title: Leo S. Ullman, President

Cedar Shopping Centers Partnership, L.P.
By:	Cedar Shopping Centers, Inc.,
General Partner

By:	/s/ FRANK C. ULLMAN

Frank C. Ullman

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